Exhibit (a)(8)

Transmittal Letter

February 14, 2003

Dear Cree Stock Option Holder:

On February 14, 2003, Charles M. Swoboda, Cree’s CEO and President, sent you a memorandum by e-mail announcing that Cree is offering an Option Exchange Program in which you may elect to participate. In connection with this Option Exchange Program, enclosed please find the following items:

1.	Announcement of Program—Copy of the CEO’s letter delivered to you by e-mail on February 14, 2003.

2.	Offer to Exchange dated February 14, 2003—This document sets out the terms and conditions of the exchange offer and related information.

3.	Election Form—This is the form you must properly complete and timely return to indicate your choice to participate in the Option Exchange Program. The person authorized to receive the Election Form at your Cree site, as well as the deadline for submission, are contained in the Offer to Exchange and on the face of the Election Form.

4.	Notice of Withdrawal—This is the form you must properly complete and timely return to indicate that you intent to withdraw from participation in the Option Exchange Program. The person authorized to receive the Election Form at your Cree site, as well as the deadline for withdrawal, are contained in the Offer to Exchange and on the face of the Notice of Withdrawal.

5.	Report of Eligible Option Grants—This report lists only your outstanding options that are eligible for the Option Exchange Program and, for each eligible option, the number of shares to be covered by the corresponding new option if you elect to participate in the Option Exchange Program.

6.	Personnel Option Status—This report lists, as of February 14, 2003, a summary of your Cree stock options, including any options that are not eligible for the Option Exchange Program.

7.	Schedule of Employee Meetings—This schedule lists the times and locations of upcoming meetings that you are encouraged to attend. The purpose of each meeting will be to present a brief summary of the Option Exchange Program and to answer any questions you might have.

Any questions you may have following the employee meetings may be directed to the Stock Plan Help Desk at (919) 313-5800 or by e-mail to stockplan_helpdesk@cree.com.

Yours very truly, Tamara Cappelson Stock Plan Administrator